Exhibit 3.13

SINO AGRO FOOD, INC.

CERTIFICATE OF THE DESIGNATIONS, POWERS

PREFERENCES AND RIGHTS

OF THE

7% SERIES G NON-CONVERTIBLE CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

[Date]

PURSUANT TO SECTION 78.1955

OF THE NEVADA REVISED STATUTES

Pursuant to Section 78.1955 of the Nevada Revised Statutes (the “NRS”) and Article IV of the Articles of Incorporation (the “Articles of Incorporation”) of Sino Agro Food, Inc. (the “Corporation”):

WHEREAS, Article IV of the Articles of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”), and Section 78.1955 expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, one or more series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series;

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series; and

WHEREAS, the Board, pursuant to the authority conferred upon it by Article IV of the Articles of Incorporation and in accordance with Section 78.1955 of the NRS, acting through a unanimous written consent on [Date], adopted the following resolutions:

RESOLVED, that a new series of Preferred Stock of the Corporation, designated as the 7% Series G Non-Convertible Cumulative Redeemable Perpetual Preferred Stock, be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the 7% Series G Non-Convertible Cumulative Redeemable Perpetual Preferred Stock, and the qualifications, limitations or restrictions thereof are as set forth in such new Certificate of Designations, Powers Preferences and Rights (the “Certificate”), as filed with the Nevada Secretary of State in accordance with the Articles of Incorporation, the Bylaws and the NRS, and be it;

FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said shares and fixing the number, limited powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Articles of Incorporation of the Corporation, and be it;

FURTHER RESOLVED, that the Board does hereby approve the adoption of the Certificate to the Company’s Articles of Incorporation, a copy of which is attached hereto as Exhibit A, and does hereby determine that the adoption of the Certificate is in the best interests of the Shareholders, and be it;

FURTHER RESOLVED, that each of the Chief Executive Officer and the Chief Financial Officer of the Corporation (the “Authorized Officers”) are hereby authorized and directed to take all actions necessary to prepare and file the Certificate with the Secretary of State of the State of Nevada as they, in consultation with legal counsel, deem either necessary or appropriate to proceed with any such sale.

Section 1.          Number of Shares and Designation. This series of Preferred Stock shall be designated as the “7% Series G Non-Convertible Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share” (the “Series G Preferred Stock”). The Series G Perpetual Preferred Stock shall be perpetual, subject to the provisions of Sections 4 and 5 hereof, and the authorized number of shares of the Series G Preferred Stock shall be 2,000,000. The number of shares of Series G Preferred Stock may be increased from time to time pursuant to the provisions of Section 13 hereof and any such additional shares of Series G Preferred Stock shall form a single series with the Series G Preferred Stock. Each share of Series G Preferred Stock shall have the same designations, rights, preferences, powers, restrictions and limitations as every other share of Series G Preferred Stock. The Stated Value of the Series G Preferred Stock shall be $40.00 per share.

Section 2.          Dividends.

(a)          Dividend Rate. Holders of shares of the Series G Preferred Stock are entitled to receive, when, as and if declared by the Board, out of funds legally available for the payment of dividends, cumulative cash dividends at an annual rate of 7%, which is equivalent to $2.80 per annum per share, based on the $40.00 liquidation preference (the “Dividend Rate”) during the Fixed Term (as defined below). The Dividend Rate shall accrue from, and including, the date of original issuance to, but not including, [five years from filing with NV], or such other date fixed for redemption (the “Fixed Term”). “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(b)          Dividend Payment Date; Dividend Record Date. Dividends on the Series G Preferred Stock shall accrue daily and be cumulative from, and including, the date of original issue and shall be payable annually on August 15 of each year while the shares of Series G Preferred Stock remain outstanding (each such payment date, a “Dividend Payment Date,” and each such annual period, a “Dividend Period”); provided that if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that Dividend Payment Date to that next succeeding Business Day. The first dividend on the Series G Preferred Stock is scheduled to be paid on August 15 of [2019] in the amount of $2.80 per share) to the persons who are the holders of record of the Series G Preferred Stock at the close of business on the corresponding record date, which will be [the first day of the month during which this COD is filed with NV]. Any dividend payable on the Series G Preferred Stock, including dividends payable for any partial Dividend Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the Corporation’s stock records for the Series G Preferred Stock at the close of business on the applicable record date, which shall be the first day of on [applicable month] each year, whether or not a Business Day, in which the applicable Dividend Payment Date falls (each, a “Dividend Record Date”).

(c)          Limiting Documents. No dividends on shares of Series G Preferred Stock shall be authorized by the Board or paid or set apart for payment by the Corporation at any time when the payment thereof would be unlawful under the laws of the State of Nevada or when the terms and provisions of any agreement of the Corporation, including any agreement relating to the Corporation’s indebtedness (the “Limiting Documents”), prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the Limiting Documents or a default under the Limiting Documents, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(d)          Dividend Accrual. Notwithstanding the foregoing, dividends on the Series G Preferred Stock will accrue regardless of whether (i) the terms of any Senior Stock (as defined in Section 7) the Corporation may issue or agreements the Corporation may enter into, including any documents governing the indebtedness of the Corporation, at any time prohibit the current payment of dividends; (ii) the Corporation has earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by the Board. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series G Preferred Stock which may be in arrears, and holders of the Series G Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series G Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

(e)          Dividends on Junior Stock or Parity Stock. Unless full cumulative dividends on the Series G Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods, no dividends (other than in shares of the Corporation’s Common Stock, par value $0.001 per share (“Common Stock”) or in shares of any series of Preferred Stock that the Corporation may issue ranking junior to the Series G Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment upon shares of any Junior Stock (as defined in Section 7) or Parity Stock (as defined in Section 7) the Corporation may issue. Nor shall any other dividend be declared or made upon such shares of Junior Stock or Parity Stock.

(f)          Pro Rata Dividends. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series G Preferred Stock and the shares of any other series of Preferred Stock that the Corporation may issue ranking on parity as to dividends with the Series G Preferred Stock, all dividends declared upon the Series G Preferred Stock and any other series of Preferred Stock ranking on parity that the Corporation may issue as to dividends with the Series G Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series G Preferred Stock and such other series of Preferred Stock that the Corporation may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series G Preferred Stock and such other series of Preferred Stock that the Corporation may issue (which shall not include any accrual in respect of unpaid dividends for prior Dividend Periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series G Preferred Stock which may be in arrears.

(g)          Payment of Accrued and Unpaid Dividends. Holders of Series G Preferred Stock shall not be entitled to any dividend in excess of all accumulated accrued and unpaid dividends on the Series G Preferred Stock as described in this Section 2. Any dividend payment made on the Series G Preferred Stock shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment.

Section 3.          Liquidation Preference. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation’s affairs, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of Junior Stock, the holders of Series G Preferred Stock shall be entitled to receive out of the Corporation’s assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, or $40.00 per share, plus an amount equal to all dividends (whether or not declared) accrued and unpaid thereon to and including the date of payment. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series G Preferred Stock will have no right or claim to any of the Corporation’s remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the Corporation’s available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series G Preferred Stock and the corresponding amounts payable on all Senior Stock and Parity Stock, then after payment of the liquidating distribution on all outstanding Senior Stock, the holders of the Series G Preferred Stock and all other such classes or series of Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, any consolidation or merger of the Corporation with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, or a statutory share exchange shall not be deemed to constitute the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

Section 4.          Redemption.

(a)          Optional Redemption. On and after [5 years from the record date], the Corporation may, at its option, upon not less than thirty (30) days nor more than sixty (60) days’ written notice, redeem the Series G Preferred Stock, in whole or in part, at any time or from time to time, at a redemption rate of fifteen (15) shares of common stock for each share of Series G Preferred Stock, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If the Corporation elects to redeem any shares of Series G Preferred Stock as described in this paragraph, the Corporation may use any available cash to pay any accumulated and unpaid dividends thereon.

(b)          Redemption Procedures.

(i)          Notice of redemption will be mailed upon not less than thirty (30) days nor more than sixty (60) days before the redemption date to each holder of record of Series G Preferred Stock at the address shown on the share transfer books of the Corporation. Each notice shall state: (i) the redemption date; (ii) the number of shares of Series G Preferred Stock to be redeemed; (iii) the redemption rate of fifteen (15) shares of common stock for each share of Series G Preferred Stock, plus any accrued and unpaid dividends to and including the date of redemption; (iv) the place or places where any certificates issued for Series G Preferred Stock other than through The Depository Trust Company (“DTC”) book entry described below, are to be surrendered for payment of the redemption amount; (v) that dividends on the Series G Preferred Stock will cease to accrue on such redemption date; (vi) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control and (viii) any other information required by law or by the applicable rules of any exchange upon which the Series G Preferred Stock may be listed or admitted for trading. If fewer than all outstanding shares of Series G Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Series G Preferred Stock to be redeemed from each such holder.

(ii)         At the Corporation’s election, on or prior to the redemption date, the Corporation may irrevocably reserve from authorized but unissued shares of common stock such number of shares of common stock as required to redeem the shares of Series G Preferred Stock for issuance to the holders thereof, and deposit the accrued and unpaid dividends on the Series G Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of shares of Series G Preferred Stock will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price, and (iii) require such holders to surrender any certificates issued for shares of Series G Preferred Stock other than through the DTC book entry described below at such place on or about the date fixed in such redemption notice (which may not be later than such redemption date) against issuance of the redemption shares of common stock and payment of the accrued and unpaid dividends to the redemption date. Any interest or other earnings earned on the accrued and unpaid dividends deposited with a bank or trust company will be paid to the Corporation. Any monies so deposited that remain unclaimed by the holders of shares of Series G Preferred Stock at the end of six months after the redemption date will be returned to the Corporation by such bank or trust company. If the Corporation makes such reservation of shares of common stock and deposit payment of the accrued and unpaid dividends to the redemption date, shares of Series G Preferred Stock shall not be considered outstanding for purposes of voting or determining shares entitled to vote on any matter on or after the date of such deposit.

(iii)        On or after the date fixed for redemption, each holder of shares of Series G Preferred Stock that holds a certificate other than through the DTC book entry described below must present and surrender each certificate representing his or her Series G Preferred Stock to the Corporation at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series G Preferred Stock as the owner thereof, each surrendered certificate will be canceled and the shares will be retired and restored to the status of undesignated, authorized shares of Preferred Stock.

(iv)        If the Corporation redeems any shares of Series G Preferred Stock and if the redemption date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date with respect to such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.

Section 5.          Status of Acquired Shares. All shares of Series G Preferred Stock redeemed by the Corporation in accordance with Section 4 hereof, or otherwise acquired by the Corporation, shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation.

Section 6.          Ranking. The Series G Preferred Stock will rank: (i) senior to all of the Corporation’s Common Stock and any other equity securities that the Corporation may issue in the future, the terms of which specifically provide that such equity securities rank junior to the Series G Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (“Junior Stock”); (ii) equal to the Series B Convertible Preferred Stock and any shares of equity securities that the Corporation may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series G Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (“Parity Stock”); (iii) junior to the Corporation’s Series A Convertible Preferred Stock and all other equity securities the Corporation issues, the terms of which specifically provide that such equity securities rank senior to the Series G Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series G Preferred Stock) (“Senior Stock”); and (iv) junior to all of the Corporation’s existing and future indebtedness.

Section 7.          Voting Rights.

(a)          Voting Generally. Holders of Series G Preferred Stock (a “Holder”) shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law or by the provisions of Section 7(b) below. In any such vote, each share of the Series G Preferred Stock shall carry the voting power equal to twenty shares of Common Stock, subject to the provisions of the NRS. Each Holder shall be entitled to notice of all shareholder meetings (or requests for written consent) in accordance with the Corporation's bylaws.

(b)          Protective Provisions. Without limiting the foregoing, as long as any shares of Series G Preferred Stock are outstanding, the Corporation shall not, without the prior written consent of the Holder(s) of a majority of the then outstanding shares of Series G Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series G Preferred Stock or alter or amend this Certificate, (b) amend its Articles of Incorporation or other charter documents in any manner that adversely affects any rights of the Holders of Series G Preferred Stock, (c) increase or decrease the number of authorized shares of Series G Preferred Stock, (d) whether or not prohibited by the terms of the Series G Preferred Stock, circumvent a right or preference of the Series G Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing. Holders shall be entitled to written notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice shall be provided pursuant to the Corporation’s Bylaws and the NRS.

Section 8.          Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series G Preferred Stock are outstanding, the Corporation shall use its best efforts to (a) transmit by mail to all holders of Series G Preferred Stock, as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of the annual reports and quarterly reports that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation was subject to such sections (other than any exhibits that would have been required) and (b) promptly upon written request, supply copies of such reports to any prospective holder of Series G Preferred Stock. The Corporation shall mail the reports to the holders of Series G Preferred Stock within 30 days after the respective dates by which the Corporation would have been required to file the reports with the SEC if the Corporation were then subject to Section 13 or 15(d) of the Exchange Act, assuming the Corporation is a “non-accelerated filer” in accordance with the Exchange Act.

Section 9.          Record Holders. The Corporation and the Transfer Agent shall deem and treat the record holder of any shares of Series G Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 10.        Sinking Fund. The Series G Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

Section 11.        Preemptive Rights. No holders of Series G Preferred Stock will, as holders of Series G Preferred Stock, have any preemptive rights to purchase or subscribe for the Corporation’s Common Stock or any of its other securities.

Section 12.        Amendment of Resolution. Subject to Section 8(b) above, the Board reserves the right from time to time to increase (but not in excess of the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of Series G Preferred Stock then outstanding) the number of shares that constitute the Series G Preferred Stock by further resolution adopted by the Board or a duly authorized committee of the Board and by the filing of a certificate pursuant to the provisions of the NRS stating that such increase or decrease, as the case may be, has been so authorized and in other respects to amend this Certificate within the limitations provided by law, this resolution and the Articles of Incorporation.

Section 13.        Book Entry.

(a)          Global Certificates. The Series G Preferred Stock shall be issued initially in the form of one or more fully registered global certificates (“Global Preferred Shares”), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for DTC, or with DTC’s nominee, Cede & Co., or such other depositary of the Corporation’s choosing that is a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a clearing agency under Section 17A of the Exchange Act (the “Depositary”) (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or its nominee, duly executed by the Corporation and authenticated by the Transfer Agent. The number of shares of Series G Preferred Stock represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary as hereinafter provided. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under these terms of the Series G Preferred Stock with respect to any Global Preferred Shares held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary or under such Global Preferred Shares, and the Depositary may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.

(b)          Direct Registration System. The Series G Preferred Stock will be registered in book-entry form through the Direct Registration System (the “DRS”). The DRS is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated shares, which ownership shall be evidenced by periodic statements issued by the depositary to the holders of shares of Series G Preferred Stock entitled thereto. This direct registration form of ownership allows investors to have securities registered in their names without requiring the issuance of a physical stock certificate, eliminates the need for you to safeguard and store certificates and permits the electronic transfer of securities to effect transactions without transferring physical certificates.

[Signature Page Follows]

IN WITNESS WHEREOF, Sino Agro Food, Inc. has caused this Certificate of Designations to be signed by the undersigned as of the date first written above.

SINO AGRO FOOD, INC.

By:
Name: Solomon Lee
Title: Chief Executive Officer

[Signature Page to Series G Certificate of Designation]